Exhibit 10.7

MASTER SERVICES AGREEMENT

between

BIG WEST OIL OPERATING, LP

and

BIG WEST OIL, LLC

___________, 2008

i

	ARTICLE 7 WARRANTY/CLAIMS
7.1	Warranties	10
7.2	Claims	11
	ARTICLE 8 TERMINATION
8.1	Term	11
8.2	Termination	11
8.3	Self Help	12
8.4	General Obligations	12
	ARTICLE 9 ACCESS TO REFINERY

	ARTICLE 10 PAST DUE AMOUNTS

	ARTICLE 11 INDEMNIFICATION
11.1	By Service Provider	13
11.2	By Owner	14
11.3	Procedures Relating to Indemnification	14
	ARTICLE 12 FORCE MAJEURE
12.1	Force Majeure Event	15
12.2	Force Majeure Notice	15
	ARTICLE 13 OTHER PROVISIONS
13.1	Assignment	16
13.2	Notices	16
13.3	Severability	17
13.4	Entire Agreement	17
13.5	No Modification	17
13.6	No Waiver	17
13.7	Safety Regulations	17
13.8	Relationship of Parties	17
13.9	Governing Law	17
13.10	Dispute Resolution	18
13.11	Waiver of Consequential Damages	19
13.12	Set Off	19

ii

Attachment I	-	Definitions
Schedules:

Schedule1	-	Refinery
Schedule 2	-	Services
Schedule 3	-	Accounting Procedures
Schedule 4	-	Big West Refinery

iii

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT is made effective as of _____________, 2008, by and between Big West Oil Operating, LP, a Delaware limited partnership (“Owner”), and Big West Oil, LLC, a Utah limited liability company (“Service Provider”). Owner and Service Provider are sometimes referred to herein separately as “Party” or collectively as the “Parties”.

RECITAL

Owner is owner of the Refinery and desires to engage Service Provider to perform certain tasks including tasks relating to the operation and maintenance of the Refinery. The Refinery is currently connected to and has been operated on an integrated basis with the Big West Refinery.

Concurrent with the execution of this Agreement, Owner and Service Provider will enter into, among other agreements, a Catalytic Cracking and Alkylation Refining Agreement (the “Big West Refining Agreement”).

Also concurrent with the execution of this Agreement, Owner and Service Provider will enter into, among other agreements, a Shared Services Agreement with respect to the provision of certain shared services and facilities, a Site Lease Agreement with respect to the property underlying the Refinery, and an Omnibus Agreement.

AGREEMENT

NOW, THEREFORE, Owner and Service Provider hereby agree as follows:

Capitalized terms in this Agreement shall have the meanings set forth or referred to in Attachment I hereto and the rules of interpretation set forth in Attachment I shall apply to this Agreement.

ARTICLE 1

ENGAGEMENT AND RELATIONSHIP OF PARTIES

1.1 Engagement of Service Provider. Subject to the terms of this Agreement, Owner hereby engages Service Provider to perform the services described on Schedule 2 (the “Services”) and authorizes Service Provider to perform all acts that are necessary or appropriate in Service Provider’s reasonable judgment to perform the Services. Service Provider hereby accepts such engagement and agrees to perform all acts necessary or appropriate in Service Provider’s reasonable judgment to perform the Services, all in accordance with the terms and conditions and subject to the limitations set forth in this Agreement. Service Provider agrees to provide the Services to permit the Refinery to be operated to the maximum extent possible on a coordinated basis with the Big West Refinery, but in any event in a manner that permits Owner to comply with its obligations under the Refining Agreements. Owner shall provide Service Provider with a copy of each Refining Agreement.

1.2 Owner’s Rights. All decisions, acts and omissions to act of Service Provider undertaken pursuant to this Agreement shall be subject to the control of Owner or any Owner Representative. Service Provider shall respond in a commercially reasonable manner to all instructions, notices, requests or inquiries from Owner or any Owner Representative. Decisions, acts or omissions so undertaken by Service Provider pursuant to the direction of Owner or any Owner Representative shall not give rise to any breach of or default under this Agreement by Service Provider or liability to Service Provider provided that Service Provider otherwise acts in accordance with the requirements of Section 4.1.

1.3 Consultations. At Owner’s request from time to time, Service Provider shall consult with Owner with respect to the performance of the Services and shall provide to Owner such information as may be reasonably requested by Owner regarding the performance of the Services. Without limiting the generality of the foregoing, Service Provider and Owner shall consult as frequently as reasonably necessary regarding the scope of Services and particular circumstances that may require an adjustment to the scope of any Services, and shall keep each other timely informed about planned turnarounds, shutdowns, major technical projects, capital projects, significant operational events and other major events that are relevant to the safe and efficient operation of the Refinery and the Big West Refinery and the performance of the Parties’ respective obligations under the Related Agreements.

1.4 Title, Documents and Data. Title to all materials, equipment, supplies, consumables, spare parts and other items purchased or obtained by Service Provider for or on behalf of the Refinery or Owner shall pass immediately to and vest in Owner free and clear of all liens or encumbrances (other than liens and security interests securing any unpaid portion of the purchase price for the same) upon passage of title from the vendor or supplier thereof. All materials, data and documents prepared or developed by Service Provider or its employees, representatives or contractors prior to or during the Term of this Agreement for Owner in connection with the performance of the Services, including all manuals, data, designs, drawings, plans, specifications and reports, shall belong to Owner. All such materials in whatever form, including electronic copies and databases, shall be provided promptly to Owner following any termination of this Agreement, or at such other times as Owner may reasonably direct.

1.5 Relationship of the Parties. At all times during the performance of Services hereunder, all Persons performing such Services (including agents, temporary employees, independent third parties and consultants) shall be construed as being independent from the Owner, and such Persons shall not be considered or deemed to be an employee of Owner or its Affiliates nor entitled to any employee benefits of Owner or its Affiliates as a result of this Agreement. Notwithstanding anything to the contrary expressed or implied, this Agreement shall not constitute or create any agency (other than as expressly contemplated by Section 7.1(a)), joint venture, partnership or other fiduciary relationship or any fiduciary duty or fiduciary obligation, all of the same being hereby expressly disclaimed and waived.

ARTICLE 2

AUTHORIZED PERSONS AND EMPLOYEES

2.1 Owner’s Authorized Persons. Subject to Section 1.2, Owner hereby delegates full authority to Service Provider to take such actions as may be necessary or appropriate in Service Provider’s reasonable judgment for the performance of the Services, which delegation of authority shall include the right to further delegate such authority to others. If any of the Services are delegated to and performed by an Affiliate of Service Provider or an employee of Service Provider or an employee of any Affiliate of Service Provider, Section 4.1 shall apply thereto.

2.2 Owner Representative. For purposes of this Agreement, Service Provider shall be entitled to treat _____________ or such other person notified to it in writing from time to time by Owner as the authorized representative of Owner (the “Owner Representative”). All written notifications that are required to be given or submitted to Owner under this Agreement may be given or submitted to the Owner Representative. All actions of Owner under this Agreement may be taken by and through the Owner Representative, and when such action is taken by the Owner Representative, then the Owner Representative shall be deemed to have the full power and authority to bind Owner under this Agreement.

2.3 Service Director.

(a) During the Term of this Agreement, Service Provider shall notify Owner of that employee of Service Provider who will serve as, and perform the functions of, the Service Director, and those functions to be performed by the Service Director shall constitute part of the Services. By notice to Owner, Service Provider may replace the employee then serving as the Service Director with another employee of Service Provider. Service Provider shall have the same appointment rights if the then current Service Director resigns or otherwise becomes incapable of carrying out the functions of the Service Director.

(b) The Service Director shall be responsible for overseeing and managing on a day to day basis the performance of the Services pursuant to this Agreement.

(c) The person from time to time appointed by Service Provider to carry out the functions of, and to serve as, the “services director” is herein referred to as the “Service Director”.

2.4 Service Provider Representative. For purposes of this Agreement, Service Provider shall designate, within 15 days after the date of this Agreement, a representative who shall be an employee of Service Provider (including any replacement pursuant to the following sentence, the “Service Provider Representative”). Any proposed replacement to the existing Service Provider Representative shall also be an employee of Service Provider. The Service Provider Representative shall be authorized and empowered to act for and on behalf of Service Provider in all matters concerning this Agreement and Service Provider’s obligations hereunder.

2.5 Service Provider Personnel.

(a) Service Provider shall provide or cause to be provided labor and professional, supervisory and managerial personnel required to perform the Services (“Operating Personnel”). Operating Personnel shall be qualified to perform the duties to which they are assigned and shall meet the requirements of all Applicable Law, and Service Provider will use its reasonable best efforts to employ personnel to perform the Services who have experience levels consistent with Service Provider’s personnel employed at the Big West Refinery. The proportion of new trainees allotted to the Refinery shall be generally consistent with the proportion of new trainees allotted to other units at the Big West Refinery. All Operating Personnel will be subject to oversight and supervision by the Service Provider. All Operating Personnel will remain employees of Service Provider, and nothing in this Agreement may be construed as creating an employer-employee relationship between Owner and any Operating Personnel.

(b) Subject to Applicable Law and the terms of any collective bargaining agreement affecting the employees of Service Provider or (if applicable) its Affiliates in effect from time to time, if Owner has a reasonable and substantiated complaint with respect to the performance of any employee of Service Provider or any of its Affiliates, then Owner may give written notice to Service Provider identifying such employee and describing the complaint in reasonable detail, and Service Provider shall handle such complaint in accordance with Service Provider’s applicable employment and human relations policies, practices and procedures in effect at such time.

(c) The working hours, rates of compensation and all other matters relating to the employment of employees of Service Provider or any of its Affiliates shall be determined solely by Service Provider or such Affiliates, and Service Provider shall have sole authority, control and responsibility with respect to labor matters in connection with the performance of Services and shall seek to maintain good relations with its employees at the Refinery. Service Provider or its Affiliates shall be responsible for paying the salaries and all benefits of their employees and meeting all Applicable Laws with respect to such employees.

ARTICLE 3

BUDGETS, AUDITS AND ACCOUNTING

3.1 Approved Annual Budgets.

(a) Owner and Service Provider acknowledge that they have agreed upon an Approved Annual Budget consistent with the Accounting Procedures for the period commencing on the date of this Agreement and ending January 31, 2008 (the “First Approved Annual Budget”).

(b) Service Provider shall prepare and deliver to Owner, no later than 45 days before the commencement of each Fiscal Year, a budget that reflects the estimated Expenditures (split between Operating Expenses and Capital Expenditures) to be incurred for the performance of the Services by Service Provider during such Fiscal Year. Each such budget shall be prepared on the same basis and using the same methodology as the First Approved Annual Budget. Such budgets shall be prepared in sufficient detail to satisfy the reasonable requirements of Owner and any Lender. However, at a minimum, such budgets shall include estimates of the labor expense and expenses incurred by employees of Service Provider or its Affiliates in performing the Services as well as an itemized list of estimated third Person expenses to be incurred in performing the Services, in each case consistent with the Accounting Procedures. If requested by Owner, Service Provider shall also prepare and deliver to Owner an explanation of any specific Expenditure. The Parties shall use good faith efforts to agree upon an Approved Annual Budget reasonably acceptable to Owner no later than 15 days prior to the commencement of the Fiscal Year for which such budget applies. Owner shall have the right to reasonably comment on and make objections to each annual budget proposed by Service Provider, to the extent such comments and objections are with respect to the failure to prepare such budget on the same basis and using the same methodology as the First Annual Approved Budget; provided that if Owner and Service Provider fail to agree on such budget, Service Provider’s budget shall provisionally constitute an Annual Approved Budget. If the Parties have not reached agreement on the annual budget within 30 days after Owner’s notice of objection thereto, then senior management representatives of the Parties shall engage in negotiations, and if the Parties have not reached agreement within 30 days after commencement of negotiations, either Party shall have the right to resolve such dispute in a court of law pursuant to this Agreement. If any such dispute is resolved in favor of Owner, Service Provider shall reimburse Owner the amount of Expenditures determined not to be chargeable to Service Provider, with interest as provided in Section 3.5. As to each Approved Annual Budget, no later than the 15th day preceding the commencement of the second, third and fourth quarterly periods covered by such Approved Annual Budget, Service Provider will provide to Owner adjustments to such Approved Annual Budget to reflect the estimated Expenditures to be incurred in the performance of the Services over the balance of the Fiscal Year covered by such Approved Annual Budget.

(c) It is acknowledged and agreed by the Parties that the annual budgeting process, the quarterly updates to such budgets, and the revisions of such budgets pursuant to this Article III to cover overages are for planning purposes, and if the actual Expenditures incurred by Service Provider in the performance of the Services exceed such budgeted Expenditures, Service Provider shall nevertheless be entitled to reimbursement of such actual Expenditures pursuant and subject to the terms of Article 5.

3.2 Unbudgeted Expenditures. Service Provider shall notify Owner as soon as practicable of any occurrences or other circumstances which Service Provider has reason to believe may (a) cause any line item in the most recently Approved Annual Budget (as updated pursuant to Section 3.1) to be exceeded by twenty percent (20%) or (b) cause the total amount of such Approved Annual Budget to be exceeded by twenty percent (20%) or more. If Service Provider determines that either clause (a) or (b) will likely occur, Service Provider shall in the notice advising Owner describe the circumstances thereof in writing in such detail as may reasonably be necessary to provide an informed understanding of the situation including a description of the category or categories of Expenditures involved, the reason for such projected overage, the necessary revisions to the Approved Annual Budget to cover such overage, and such further information as Owner may reasonably request. Owner shall have the right, acting reasonably, to comment on and make objections to such revisions; provided that if Owner and Service Provider fail to agree on such revisions, Service Provider’s revisions shall remain in place, subject to Owner’s right to resolve disputes in a court of law pursuant to this Agreement.

3.3 Accounting and Reimbursement.

(a) Service Provider shall keep a full and complete account of all Expenditures incurred by it in connection with the performance of the Services in the manner set forth in the Accounting Procedures, and shall otherwise keep a full and complete account of all accounts that Owner is required to maintain (except accounts required for Owner’s investors), or that are otherwise contemplated, under this Agreement.

(b) Service Provider shall be reimbursed by Owner for Expenditures incurred by Service Provider in the performance of the Services in accordance with Article 5 and the

Accounting Procedures; provided, Owner shall not be required to reimburse Service Provider for (i) Expenditures arising out of claims for non payment of any and all contributions, withholding deductions or taxes measured by the wages, salaries or compensation paid to Persons employed by Service Provider or any of its Affiliates in connection herewith or (ii) Expenditures for which Service Provider is required to provide indemnification to Owner pursuant to Section 11.1.

3.4 Reports. Service Provider shall cause to be timely prepared and delivered to Owner the reports required by Schedule 2, and such other reports, forecasts, implementation plans, plans of action, studies and other information pertaining to the performance of the Services as Owner may reasonably request from time to time. The costs incurred by Service Provider in preparing and delivering such reports, forecasts, plans, studies and other information shall be included in the Expenditures to be reimbursed by Owner pursuant to Section 3.3(b).

3.5 Disputed Charges. Owner may, within the audit period referred to in Section 3.6, take written exception to any bill or statement rendered by Service Provider for any Expenditure or any part thereof on the ground that the same was not appropriate for reimbursement under the terms of Sections 3.3 and 5.1. Absent manifest error in calculations contained in an invoice (if there is manifest error, the Party shall correct such error and show such recalculation), a Party shall pay the amounts invoiced to it in full. A Party must pay timely and in full any disputed amount hereunder pending resolution of the dispute. Payment of any disputed amount shall not constitute approval thereof. If the amount as to which such written exception is taken or any part thereof is ultimately determined not to be appropriate for reimbursement under the terms of this Agreement, such amount or portion thereof (as the case may be) shall be refunded by Service Provider to Owner, together with interest thereon at a rate (which in no event shall be higher than the maximum rate permitted by Applicable Law) equal to the prime rate as published by the Wall Street Journal from time to time and in effect, during the period from the date of payment by Owner to the date of refund by Service Provider. If at any time during the Term of this Agreement (a) the Big West Refining Agreement has terminated and (b) the aggregate unpaid and overdue amount under invoices issued by Service Provider to Owner hereunder exceeds $500,000 (after taking into account the effect of the exercise of the set-off rights set forth in Section 13.12) (the “Suspension Threshold”) and has been outstanding for more than 60 days, then Services Provider shall have the right (following notice to Owner of at least 60 days (which may be given as soon as such amount is overdue)), to suspend the performance of all or any part of the Services until such time as payments made by Owner and (if applicable) the exercise of such set-off rights has reduced the aggregate unpaid amount of invoices below the Suspension Threshold.

3.6 Audit and Examination.

(a) Owner, after 20 Business Days’ prior written notice to Service Provider, shall have the right from time to time during normal business hours to audit or examine, at the expense of Owner, all books and records maintained by Service Provider, including support for costs charged by Service Provider’s contractors, relating to the performance of the Services. The right to conduct an audit or examination shall include the right to meet with Service Provider’s internal and independent auditors to discuss matters relevant to the audit or examination. As to each Semi-Annual Period (as defined in the Big West Refining Agreement) occurring during the Term of this Agreement, Owner shall have until 12 months after the end of such Semi-Annual Period in which to make an audit of Service Provider’s books and records for such Semi-Annual Period.

(b) Absent fraud or intentional concealment or misrepresentation by Service Provider, Service Provider shall neither be required nor permitted to adjust any Expenditure incurred by Service Provider during a Fiscal Year unless a claim therefor is presented or adjustment is initiated within six Months following the later of (i) the completion of the audit covering such Fiscal Year and (ii) the end of the Fiscal Year following the Fiscal Year under audit, and in the absence of such timely claims or adjustments, the books and records rendered by Service Provider shall be conclusively established as correct. If Owner has commenced an audit within the period referenced in Section 3.6(a) but has been unable to complete the audit within such period despite its good faith efforts to do so, then Owner may request a reasonable extension of time to complete the audit and such request will not be unreasonably denied by Service Provider.

ARTICLE 4

STANDARD OF CARE, NEGATIVE COVENANTS, CONFIDENTIAL INFORMATION

AND PROPRIETARY INVENTIONS

4.1 Standard of Care. In performing the Services, Service Provider shall at all times act in accordance with the following: (a) the requirements of this Agreement, (b) prudent operating and maintenance practices of the U.S. petroleum refining industry; (c) all Applicable Laws, and (d) good faith and reasonable commercial standards; provided, in no event shall the Service Provider be obligated to take or refrain from any action that, in either case, would reasonably be likely to result in a breach by the Service Provider of Applicable Law. In addition, the Services to be provided hereunder shall be performed generally in a good faith effort to be cost effective and with the same general degree of care and at the same general degree of accuracy and responsiveness as when the Service Provider performs services for itself at the Big West Refinery. NOTWITHSTANDING ANY CONTRARY PROVISIONS OF THIS AGREEMENT OR APPLICABLE LAW, EXCEPT IN THE CASE OF ACTUAL FRAUD, SERVICE PROVIDER AND ITS AFFILIATES (AND THEIR RESPECTIVE OWNERS, EMPLOYEES, AGENTS AND CONTRACTORS) SHALL NOT HAVE ANY LIABILITY TO OWNER OR ITS AFFILIATES OR THEIR RESPECTIVE OWNERS, EMPLOYEES, AGENTS OR CONTRACTORS UNDER OR WITH RESPECT TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, NEGLIGENCE (WHETHER SOLE OR CONCURRENT), STRICT LIABILITY OR OTHERWISE) FOR LOSSES SUSTAINED OR LIABILITIES INCURRED UNDER THIS AGREEMENT OR RELATING THERETO EXCEPT PURSUANT TO SECTION 11.1.

4.2 Negative Covenants. Service Provider shall not, without the prior written consent of Owner, do or, to the extent the same is within its reasonable control and consistent with the other terms of this Agreement, permit to occur or to continue, any of the following:

(a) Commit Owner to, or enter into on behalf of Owner, any contract or agreement (except in the ordinary course of operating the Refinery), unless Service Provider is authorized to do so by Owner;

(b) Create or incur any lien, security interest or encumbrance upon the Refinery, including without limitation any mechanics or material men’s liens or similar encumbrances arising out of claims for work, labor or materials furnished to Service Provider in connection with the provision of Services hereunder;

(c) Purport to sell, lease, pledge, mortgage, assign, transfer or otherwise dispose of the Refinery or any of Owner’s other now owned or hereafter acquired assets, except for replaced parts and other assets that are taken out of service and are sold or otherwise disposed of in the ordinary course of operating the Refinery;

(d) Commit Owner to be or to become directly or contingently responsible or liable for obligations of any other Person, by assumption, guarantee, endorsement or otherwise; or

(e) Settle, compromise, file or prosecute any claims, suits or litigation on behalf of Owner in excess of the limit set forth in Section 7.2(a) that in any manner arise out of or relate to the performance or non-performance of the Services.

4.3 Proprietary Inventions and Techniques. Owner grants to Service Provider an irrevocable, royalty-free, non-exclusive and non-assignable license to use, during the Term of this Agreement, any proprietary inventions, processes and techniques of Owner which are necessary or useful in the operation of the Refinery. As a condition precedent to the effectiveness of such license to use, Service Provider hereby expressly agrees that it will utilize such proprietary inventions, processes and techniques solely in connection with the performance of its duties hereunder. Upon termination of this Agreement, such license shall terminate and Service Provider shall return to Owner whatever possessory interest Service Provider has in all inventions, processes or techniques that are proprietary to Owner.

ARTICLE 5

PAYMENT OF COSTS

5.1 Payments to Service Provider.

(a) Service Provider shall issue to Owner an invoice on or before the last day of each Month (the “Monthly Invoice”) reflecting Service Provider’s estimates of Expenditures (split between Operating Expenses and Capital Expenditures) reasonably expected to be incurred by Service Provider under this Agreement for the Month following the Month in which the Monthly Invoice is issued (the “Relevant Month”). As to each Monthly Invoice, Owner shall remit payment to Service Provider on or before the 15th day of the Relevant Month of such Monthly Invoice.

(b) All payments pursuant to this Section 5.1 shall exclude any costs or expenses for which Service Provider is required to indemnify Owner pursuant to Section 11.1.

(c) Monthly Invoices shall take into account any prior payments made by Owner that have not been used by Service Provider. Each Monthly Invoice shall include a reconciliation (split between Operating Expenses and Capital Expenditures) of the Monthly Invoice payment made by Owner for the full Relevant Month immediately preceding the issuance of the Monthly Invoice and the actual costs and expenses incurred by Service Provider during such Relevant Month, and any amount owing by one Party to the other Party pursuant to such reconciliation shall adjust the amount otherwise payable on that Monthly Invoice.

5.2 Reimbursement for Emergencies.

(a) If Service Provider takes any action pursuant to an Emergency, Service Provider shall be entitled to reimbursement for all Expenditures reasonably incurred in taking such action (subject to Section 5.2(c) Service Provider agrees promptly to notify Owner of any such Emergency, and to promptly provide Owner with sufficient explanation and justification for any action taken in response thereto and the Expenditures incurred, or expected to be incurred, in connection therewith, any further action required, and such other details as may be required for reporting to any Governmental Authority. Owner shall reimburse Service Provider for Expenditures reasonably incurred under this Section 5.2 upon receipt of invoices, if applicable, sent by Service Provider in the ordinary course after the Expenditures have been incurred and Owner is notified thereof.

(b) Service Provider is hereby authorized to make immediate commitments or expenditures which shall be reimbursed by Owner, without prior approval, as necessary to accomplish the following:

(i) prevent imminent escape of gas, liquids or hydrocarbons or vapors from the Refinery;

(ii) prevent imminent injury to any Person;

(iii) prevent, curtail, minimize or otherwise mitigate imminent damage to the environment or the property of Owner, Service Provider or third parties;

(iv) prevent imminent failure or unplanned shutdown of the Refinery;

(v) except with respect to any casualty loss with respect to which the cost of restoration of the Refinery is expected to exceed $500,000, restore the Refinery to operating condition following an unplanned shutdown or failure; or

(vi) comply with emergency orders of any Governmental Authority.

(c) Notwithstanding anything to the contrary, Service Provider shall not be entitled to reimbursement for Expenditures made in accordance with this Section 5.2 if the circumstance giving rise to the Expenditure resulted from Service Provider’s gross negligence or willful misconduct.

(d) If an Emergency or other situation requiring prompt action arises and Service Provider is not reasonably responding in a prompt fashion, Owner shall have the right to take such remedial action as it deems appropriate, at Owner’s cost; provided, if the circumstance giving rise to such remedial action resulted from Service Provider’s gross negligence or willful misconduct, then the cost of such remedial action shall be borne and paid by Service Provider.

5.3 Administrative Fee. In addition to the reimbursement of costs, Owner will pay Service Provider an administrative fee (the “Administrative Fee”) of $300,000 per Fiscal Year, payable in equal quarterly installments, for the provision of the Services.

ARTICLE 6

TAXES

6.1 Embedded Tax Amounts. If any portion of any payment made by Owner hereunder is to reimburse Service Provider for any federal, state or local taxes or assessments, then Service Provider shall cause such taxes and assessments to be paid prior to delinquency.

6.2 Income Taxes. Notwithstanding anything to the contrary, Expenditures for which Service Provider is entitled to reimbursement pursuant to this Agreement shall not include taxes that are measured or based on Service Provider’s income or franchise taxes or similar taxes, and all such income, franchise and similar taxes shall be the responsibility of Service Provider.

ARTICLE 7

WARRANTY/CLAIMS

7.1 Warranties.

(a) Service Provider shall use commercially reasonable efforts, as agent for Owner, to secure from vendors, suppliers and subcontractors, for Owner’s benefit, such warranties and guarantees as may reasonably be available regarding supplies, materials, equipment and services purchased for the Refinery and to enforce such warranties and guarantees on behalf of Owner. As regards any equipment, materials, supplies or services obtained by Service Provider from vendors, suppliers and subcontractors, the only warranties, if any, applicable thereto and available to Owner shall be those offered by such vendors, suppliers and subcontractors. SERVICE PROVIDER MAKES NO EXPRESS OR IMPLIED WARRANTY, GUARANTY OR REPRESENTATION, INCLUDING ANY EXPRESS OR IMPLIED WARRANTY OF FITNESS FOR PARTICULAR PURPOSE, SUITABILITY OR MERCHANTABILITY, REGARDING THE DESIGN OR ANY OTHER CHARACTERISTICS OF THE REFINERY OR ANY SUCH EQUIPMENT, MATERIALS, SUPPLIES OR SERVICE, ALL OF WHICH ARE SPECIFICALLY DISCLAIMED AND NEGATED.

(b) OWNER’S EXCLUSIVE REMEDIES WITH RESPECT TO EQUIPMENT, MATERIALS, SUPPLIES OR SERVICES OBTAINED BY SERVICE PROVIDER FROM THIRD PARTY VENDORS, SUPPLIERS AND SUBCONTRACTORS SHALL BE THOSE UNDER THE VENDOR, SUPPLIER AND SUBCONTRACTOR WARRANTIES REFERENCED IN SECTION 7.1(a), AND SERVICE PROVIDER’S ONLY OBLIGATION, ARISING OUT OF OR IN CONNECTION WITH ANY SUCH WARRANTY OR BREACH THEREOF, SHALL BE TO USE COMMERCIALLY REASONABLE EFFORTS TO ENFORCE SUCH WARRANTIES AND OWNER SHALL HAVE NO OTHER REMEDIES AGAINST SERVICE PROVIDER WITH RESPECT TO EQUIPMENT, MATERIALS, SUPPLIES OR SERVICES OBTAINED BY SERVICE PROVIDER FROM SUCH VENDORS, SUPPLIERS AND SUBCONTRACTORS.

7.2 Claims. Any and all claims against Owner instituted by anyone other than Service Provider arising out of the performance of the Services that are not covered by insurance in accordance with Section 14 shall be settled or litigated and defended by Service Provider except when (a) the amount involved is stated to be (or estimated to be, as the case may be) greater than $1,000,000 or (b) criminal sanction is sought. The settlement or defense of any claim described in clause (a) or (b) above shall be decided by Owner in consultation with Service Provider. Each Party shall provide written notice to the other Party as soon as practicable of any claims instituted against Owner or Service Provider in its capacity as Service Provider (regardless of the amount or nature of the claim).

ARTICLE 8

TERMINATION

8.1 Term. This Agreement shall commence as of the date of this Agreement and shall continue in effect until the 25th anniversary hereof (the “Initial Term”) or, if earlier, the date upon which this Agreement is terminated pursuant to Section 8.2. Beginning at least one year prior to the expiration of the Term, the Parties will negotiate in good faith using commercially reasonable efforts to reach agreement upon terms for the renewal of this Agreement (a “Renewal Term”; and the Initial Term together with any Renewal Term is the “Term” of this Agreement), along with the terms for renewal of the other Related Agreements. If the Parties have not reached agreement upon terms for the renewal of this Agreement and the other Related Agreements by the date that is six months prior to the expiration of this Agreement, then senior management representatives of the Parties (including at least one representative from each Party who has not previously been directly engaged in the prior renewal negotiations) shall engage in further discussions regarding such renewal; provided, however, that neither Party shall be obligated to renew this Agreement.

8.2 Termination. The following provisions shall govern the termination of this Agreement. Any termination pursuant to this Section 8.2 shall be evidenced by a notice given by the Party effectuating such termination.

(a) Owner shall have the option to terminate this Agreement if:

(i) Service Provider defaults in the payment of any sum due to Owner under this Agreement and fails to make the required payment within 15 Business Days after written notice thereof by Owner to Service Provider; provided, Owner shall not have the right to terminate this Agreement with respect to nonpayment of any amount that is the subject of a dispute pursuant to this Agreement;

(ii) Service Provider materially defaults in the performance of its obligations under this Agreement (excluding the obligations covered by clause (i) preceding) and (1) such material default continues for a period of 30 days after notice thereof by Owner to Service Provider or (2) if the default is not reasonably susceptible of being cured within a 30 day period, Service Provider fails to commence the cure of said default within a 30 day period or thereafter fails to pursue the cure with commercially reasonable diligence;

(iii) Service Provider becomes subject to a Bankruptcy Proceeding; or

(iv) The Big West Refining Agreement terminates in accordance with the provisions of Section 16.2 thereof as a result of a default by the Big West Party thereunder.

(b) Service Provider shall have the option to terminate this Agreement if:

(i) Owner becomes subject to a Bankruptcy Proceeding;

(ii) The Big West Refining Agreement terminates in accordance with the provisions of Section 16.2 thereof as a result of a default by Owner thereunder;

(iii) The Big West Refining Agreement terminates as a result of a default by the Big West Party thereunder and the Big West Party pays all liquidated damages due the non Big West Party pursuant to the terms of the Big West Refining Agreement;

(iv) Owner shuts down permanently the Refinery; or

(v) Owner has not operated the Refinery for a period of more than six consecutive months for any reason other than for (A) construction following a casualty loss, which construction is being performed in compliance with Section 7.4 of the Site Lease Agreement or (B) Force Majeure.

(c) This Agreement shall automatically terminate if the Site Lease Agreement terminates pursuant to Section 7.4 thereof.

8.3 Self Help. During any period that Service Provider (a) is unable pursuant to Article 12 or (b) has failed to perform any Service after receipt of notice from Owner regarding such failure, to perform any of the Services (the “Subject Services”), Owner shall have the right to perform or cause to be performed the Subject Services, and Service Provider shall take all actions reasonably necessary to facilitate such performance of the Subject Services.

8.4 General Obligations. Upon the termination of this Agreement, Service Provider shall at Owner’s request (and for which Owner shall continue to advance or reimburse Service Provider’s expenses as set forth in Section 5.1), perform the following services:

(a) Assist Owner in preparing an inventory of all equipment, spare parts and supplies in use or in storage;

(b) Assist Owner in obtaining assignments of all subcontracts and other contractual agreements relating to the performance of Services as may be designated by Owner;

(c) Provide Owner with all records, documents, manuals and permits (to the extent assignable) that are associated primarily with the performance of the Services; and

(d) Provide Services pursuant to the terms of this Agreement as reasonably requested by Owner (and for which Owner shall continue to advance or reimburse Expenditures and pay the Administrative Fee as set forth in Article 5) and otherwise reasonably cooperate with Owner for 180 days from the date of termination, provided that Owner is not in payment default at any time during such period.

ARTICLE 9

ACCESS TO REFINERY

Service Provider, its agents and contractors and their respective employees shall at all times during their performance of the Services hereunder have full and free access to the Refinery as necessary to perform their obligations under this Agreement, and all such Persons shall comply with all safety and other procedures from time to time imposed by Owner or Service Provider in connection with any access to or work performed on or about the Refinery or the Big West Refinery. Owner shall reasonably cooperate with Service Provider in connection with Service Provider’s performance of its obligations under this Agreement, including (i) signing, submitting and prosecuting applications or submissions and taking such other action within Owner’s control required to enable the Service Provider to perform its obligations under this Agreement; (ii) granting Service Provider and its representatives and agents such access to the Refinery and information about historic, current and projected operations as may be needed by Service Provider in order to fulfill its obligations under this Agreement; and (iii) granting Service Provider and its representatives and agents the right to undertake all sampling, testing and monitoring required by any Permit or Governmental Authority in connection with any Permit. Owner shall notify Service Provider promptly of any written notification of any investigation, proceeding or other action commenced by any Governmental Authority relating to any Permit or any Applicable Law. Owner shall promptly provide Service Provider with copies of any and all written notices, documents or other communications received from or sent to Refinery or the Big West Refinery and, at the reasonable request of Service Provider, any other information or document that is within Owner’s possession relating to the Permits or any obligations thereunder.

ARTICLE 10

PAST DUE AMOUNTS

Any amounts owing to either Party under this Agreement which are not paid when due shall accrue interest at a rate equal to the lesser of (a) the prime rate for each day as published in The Wall Street Journal or (b) the maximum rate allowed by law.

ARTICLE 11

INDEMNIFICATION

11.1 By Service Provider. To the fullest extent permitted by Applicable Law, Service Provider shall protect, defend, indemnify, hold harmless and release Owner and its Affiliates and all of their respective officers, directors, employees and agents (the “Owner Indemnified Parties”) from and against all losses, claims, demands, damages, injuries, liabilities, suits, obligations to indemnify others, judgments or costs (including reasonable attorneys’ fees and other expenses incurred in the defense of any claim or lawsuit or in the enforcement of this indemnity obligation) (collectively, “Claims”) arising out of or resulting from (a) the gross negligence or willful misconduct of Service Provider, Service Provider’s Affiliates, or its and

their directors, officers, employees, agents, contractors, subcontractors or consultants (the “Service Provider Group”) in the performance of the Services or (b) any (i) personal injury (including illness, bodily injury or death) of any member of the Service Provider Group or (ii) loss, damage to or destruction of or loss of use of the Big West Refinery or Service Provider Group furnished items or any other property owned or leased by any member of the Service Provider Group, whether or not caused by the fault or negligence or gross negligence, sole or concurrent, active or passive, of any Owner Indemnified Party or any other Person, and under any theory of recovery whatsoever. Notwithstanding the foregoing, Service Provider’s indemnity shall not apply to any part of a Claim satisfied by insurance maintained by or on behalf of Owner. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE FOREGOING INDEMNIFICATION AND RELEASE SHALL APPLY EVEN IF OWNER OR ANY OF THE OWNER INDEMNIFIED PARTIES ARE NEGLIGENT (WHETHER SOLE OR CONCURRENT) OR STRICTLY LIABLE.

11.2 By Owner. To the fullest extent permitted by Applicable Law, Owner shall protect, defend, indemnify, hold harmless and release each member of the Service Provider Group (“Service Provider Indemnified Parties”) from and against all Claims arising out of or resulting from (a) the gross negligence or willful misconduct of Owner, Owner’s Affiliates, or its or their directors, officers, employees, agents, contractors, subcontractors or consultants (the “Owner Group”) under this Agreement, or (b) any (i) any personal injury (including illness, bodily injury or death) of any member of the Owner Group or (ii) loss, damage to or destruction or loss of use of the Refinery or Owner Group furnished items or any other property owned or leased by any member of the Owner Group, whether or not caused by the fault or negligence or gross negligence, sole or concurrent, active or passive, of any Service Provider Indemnified Party or any other Person, and under any theory of recovery whatsoever. Notwithstanding the foregoing, Owner’s indemnity shall not apply to any part of a Claim satisfied by insurance maintained by or on behalf of Service Provider. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE FOREGOING INDEMNIFICATION AND RELEASE SHALL APPLY EVEN IF SERVICE PROVIDER OR ANY OF THE SERVICE PROVIDER INDEMNIFIED PARTIES ARE NEGLIGENT (WHETHER SOLE OR CONCURRENT) OR STRICTLY LIABLE.

11.3 Procedures Relating to Indemnification. In order for a Party (the “Indemnified Party”) to be entitled to any indemnification from one of the other Parties pursuant to Section 11.1 or Section 11.2 (the “Indemnifying Party”) or as otherwise provided for under this Agreement with respect to a Third Party Claim, such Indemnified Party must notify the Indemnifying Party in writing of the Third Party Claim within 15 days after receipt by such Indemnified Party of such written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. The Indemnifying Party will be entitled to participate in the defense of a Third Party Claim made against an Indemnified Party and, if it so chooses and admits liability under the indemnity, to assume the defense thereof with counsel selected by the Indemnifying Party; provided, with respect to any such assumption, such counsel is not reasonably objected to by the Indemnified Party and the Indemnifying Party notifies the Indemnified Party of its intention to assume such defense within 60 days of receipt of notice of a Third Party Claim. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim and for so long as the Indemnifying Party diligently pursues the defense of such claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party (a) will cooperate in all reasonable respects with the Indemnifying Party in connection with such defense, (b) will not admit liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnifying Party’s prior written consent and (c) will agree to any settlement, compromise or discharge of a Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full settlement amount of the liability in connection with such Third Party Claim which releases the Indemnified Party completely in connection with such Third Party Claim and which does not obligate the Indemnified Party to take or forbear to take any action, unless such action does not materially affect the Indemnified Party. In the event the Indemnifying Party shall assume the defense of any Third Party Claim as provided above, the Indemnified Party shall be entitled to participate in (but not control) such defense with its own counsel at its own expense. If the Indemnifying Party does not so assume the defense of any such Third Party Claim, the Indemnified Party may defend and settle the same in such manner as it may deem appropriate.

ARTICLE 12

FORCE MAJEURE

12.1 Force Majeure Event. Subject to the following provisions of this Article 12, a Party shall not be in default hereunder or responsible for any loss or damage to the other Party resulting from any delay in performing or failure to perform any obligation of such Party under this Agreement (other than Owner’s failure or delay to make advances and payments for Services performed or to be performed) to the extent such failure or delay is caused by a Force Majeure Event. For clarification purposes, Owner shall not be obligated to make advances or payments for Services that are not performed as a result of a Force Majeure Event.

12.2 Force Majeure Notice. The Party whose ability to perform is affected by a Force Majeure Event must, as a condition to its right to suspend its obligations under Section 12.1, promptly give the other Party notice setting forth the particulars of the Force Majeure Event and, to the extent possible, the expected duration of the Force Majeure Event and the Services to be affected by the Force Majeure Event. Such notice shall also include a description of the steps taken and proposed to be taken to lessen and cure the Force Majeure Event. The cause of the Force Majeure Event shall so far as commercially reasonable be remedied with all reasonable dispatch, except that no Party shall be obligated to resolve any Labor Difficulties other than as it shall determine to be in its best interests.

ARTICLE 13

OTHER PROVISIONS

13.1 Assignment. Except as permitted pursuant to the Omnibus Agreement, neither Party may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party and any purported assignment or transfer in violation hereof shall be null and void. This Agreement shall be binding upon, and inure the benefit of, permitted successors and assigns.

13.2 Notices. Any notices given under this Agreement shall be in writing and shall be given to the recipient at the applicable address specified below, unless such address is changed by written notice hereunder. Notice may be given in person or by U.S. mail (certified), any courier delivery service, by facsimile or by electronic mail. Any notice required or permitted hereunder shall be deemed given upon the earlier of (i) the day of actual receipt by the Party to whom notice is being given or (ii) the fourth day after being deposited postage prepaid in the U.S. mail as certified mail. Notice by facsimile or electronic mail shall be deemed to be given upon the completion of transmission to the receiving Party during regular business hours, or if sent after hours, then on the next succeeding Business Day.

Owner:

Big West Oil Operating, LP

_______________________

_______________________

_______________________

E-mail:_________________

with a copy to:

_________________________

_________________________

_________________________

_________________________

E-mail:___________________

Service Provider:

Big West Oil, LLC

________________________

________________________

E-mail:__________________

with a copy to:

Big West Oil, LLC

1104 Country Hills Drive, 7th Floor

Ogden, Utah 84403

Attn: General Counsel

E-mail:_________________

13.3 Severability. If any provision of this Agreement shall be finally determined to be unenforceable, illegal or unlawful, such provision shall, so long as the economic and legal substance of the transactions contemplated hereby is not affected in any materially adverse manner as to any Party, be deemed severed from this Agreement and the remainder of this Agreement shall remain in full force and effect.

13.4 Entire Agreement. This Agreement (including any schedules or exhibits hereto) and the Omnibus Agreement constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral and written, between the Parties with respect to the subject matter hereof and thereof.

13.5 No Modification. No amendments, additions to, alterations, modifications, or waivers of all or any part of this Agreement shall be of any effect, whether by course of dealing or otherwise, unless in writing and signed by Owner and Service Provider; provided, Owner may not, without the approval of the Conflicts Committee, agree to any amendment, addition, alteration, modification or waiver of this Agreement that, in the reasonable judgment of the GP, will adversely affect any holder of Common Units.

13.6 No Waiver. Failure of either Owner or Service Provider to require performance of any provision of this Agreement shall not affect either Party’s right to full performance thereof at any time thereafter, and the waiver by either Owner or Service Provider of a breach of any provision hereof shall not constitute a waiver of any similar breach in the future or of any other breach or nullify the effectiveness of such provision.

13.7 Safety Regulations. All employees of each Party when on the property of the other Party will conform to the rules, regulations and procedures concerning safety of such other Party. From time to time, each Party shall furnish the other Party with complete, accurate and current copies of all such rules, regulations and procedures.

13.8 Relationship of Parties. This Agreement does not create a partnership, joint venture, or relationship of trust or agency between the Parties.

13.9 Governing Law. THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, AND ALL MATTERS RELATING HERETO, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF UTAH APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF UTAH, WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAW. SUBJECT TO SECTION 16.10, EACH OF THE PARTIES HEREBY AGREES: (I) TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN SALT LAKE COUNTY, UTAH IN ANY ACTION OR PROCEEDING ARISING OUT OF RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, (II) THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT, (III) THAT SUCH PARTY WILL NOT BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS

AGREEMENT IN ANY OTHER COURT, AND (IV) THAT SUCH PARTY WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING, AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING.

13.10 Dispute Resolution.

(a) The dispute resolution provisions set forth in this Section 13.10 shall be the final, binding and exclusive means to resolve all disputes, controversies or claims (each, a “dispute”) arising under the Agreement, and each Party irrevocably waives any right to any trial by jury with respect to any dispute arising under this Agreement; provided, however, that this Section 13.10 shall not limit either Party’s recourse to courts of competent jurisdiction for injunctive or equitable relief that may be necessary to protect the rights and property of such Party or maintain the status quo before or during the pendency of the process set forth in this Section 13.10.

(b) If a dispute arises, the following procedures shall be implemented:

(i) Any Party may at any time invoke the dispute resolution procedures set forth in this Section 13.10 as to any dispute by providing written notice of such action to the other Parties. The disputing Parties within five Business Days after such receipt of notice shall schedule a meeting between the Parties to be held in Ogden, Utah. The meeting shall occur within ten Business Days after notice of the meeting is delivered to the Parties. The meeting shall be attended by representatives of each Party having decision-making authority regarding the dispute as well as the dispute resolution process. The meeting shall also be attended by upper management level personnel of each of the Parties, which persons have not previously been directly engaged in asserting or responding to the dispute. Such persons shall attempt in a commercially reasonable manner to negotiate a resolution of the dispute, which negotiations may entail the involvement of and meetings attended by additional upper management level personnel senior to such persons. If such upper management level personnel shall not have negotiated a resolution to the dispute within 45 days of the initial notice of such dispute, then a meeting attended by the Chief Executive Officer with full decision-making authority of each ultimate parent company of each of the Parties (which in the case of Owner shall be the Chief Executive Officer of GP) shall occur and such persons shall attempt in a commercially reasonable manner to negotiate a resolution of the dispute before these procedures may be deemed to have been exhausted. If such persons succeed in negotiating a resolution of the dispute, the Parties shall be directed (in as comprehensive detail as reasonably practicable) to take the actions necessary to carry out such resolution. Each Party shall have a commercially reasonable time in which to take the actions required of it, and such period shall automatically be extended if such Party has in good faith and diligently commenced and continued with its actions (a “Cure Period”).

(ii) Notwithstanding the existence of any dispute or the pendency of any procedures pursuant to this Section 13.10, the Parties agree and undertake that all payments not in dispute shall continue to be made and that all obligations not in dispute shall continue to be performed.

(iii) If a dispute is not resolved pursuant to subsection (b)(i), within 90 days after notice invoking the dispute or if following the Cure Period, a Party believes in good faith that a dispute still exists, the representatives of the Parties shall engage in mediation (or such other technique of alternative dispute resolution as the Parties may then agree upon), and a specific timetable and completion date for its implementation shall also be agreed upon. If the completion date therefor shall occur without the Parties having resolved the dispute, then the Parties shall proceed under subsections (b)(iv).

(iv) If, after satisfying the requirements above, the dispute is not resolved, then such dispute shall be resolved by any state or federal court sitting in Salt Lake County, Utah. Each Party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement. Each Party acknowledges and agrees that it understand and has considered the implications of such waiver and it makes such waiver voluntarily and that it has been induced to enter into this Agreement by, among other things, the mutual waivers in this Section 13.10.

13.11 Waiver of Consequential Damages. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY EVER BE LIABLE TO THE OTHER PARTY WITH RESPECT TO ANY CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT FOR ANY LOST OR PROSPECTIVE PROFITS OR ANY OTHER SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT LOSSES OR DAMAGES FROM ITS PERFORMANCE UNDER THIS AGREEMENT OR FOR ANY FAILURE OF PERFORMANCE HEREUNDER OR RELATED HERETO, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.

13.12 Set Off. Each Party has the right to set off against any amounts due to the other Party hereunder any and all amounts that the other Party owes to the first Party under this Agreement, the Omnibus Agreement or the Related Agreements.

[signatures on following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

BIG WEST OIL OPERATING, LP

By:
Name:
Title:

BIG WEST OIL, LLC

By:
Name:
Title:

ATTACHMENT I

DEFINITIONS/INTERPRETATION

1.0 Definitions. The following definitions apply for the purposes of this Agreement:

Accounting Procedures means the terms and provisions set forth in Schedule 3.

Administrative Fee shall have the meaning set forth in Section 5.3.

Affiliate means (i) with respect to Service Provider, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, Service Provider, excluding GP and any other Person that directly or indirectly through one or more intermediaries is controlled by GP; and (ii) with respect to Owner, GP and any other Person that directly or indirectly through one or more intermediaries is controlled by GP. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

Agreement means this Master Services Agreement, as the same may be amended.

Applicable Law means all statutes, regulations, rules, ordinances, codes, licenses, permits, orders and approvals of each Governmental Authority having jurisdiction over the Parties, including Environmental Laws, all health, building, fire, safety and other codes, ordinances and requirements and all applicable standards of the National Board of Fire Underwriters, in each case, as amended, and any judicial or administrative interpretation thereof, including any judicial order, consent, decree or judgment; in each case, as applicable to Service Provider, Owner, the Refinery or the Big West Refinery.

Approved Annual Budget shall mean the budget so labeled and already approved by Owner and Service Provider for the period commencing on the date of this Agreement and ending January 31, 2008 and the budget for any applicable succeeding Year proposed by Service Provider, subject to Section 3.1(b).

Bankruptcy Proceeding means with respect to a Party or entity, such Party or entity (i) is dissolved, liquidated or terminated (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights; (v) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding up or liquidation, and any such proceeding or petition is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (vi) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vii) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar

Attachment I – Page 1

official for it or for all or substantially all its assets; (viii) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced, or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (ix) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (viii) (inclusive); or (x) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Big West Party means as to each Related Agreement, Big West Oil, LLC or its Affiliate that is a party to such agreement and the successors and assignees to Big West or such Affiliate under such agreement as permitted by the terms of such agreement.

Big West Refinery means the crude unit, tanks, terminals, pipes, land and other assets and properties surrounding the Refinery and owned by Service Provider or an Affiliate of Service Provider, the same being more particularly described on Schedule 4.

Big West Refining Agreement means that certain Catalytic Cracking and Alkylation Refining Agreement between Big West Oil Operating, LP and Big West Oil, LLC, dated of even date herewith, as the same may be amended.

Business Day means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Utah are closed.

Capital Expenditures means all Expenditures that are capitalized by Big West in accordance with GAAP and Big West’s accounting capitalization procedures, in each case as consistently applied and as in effect from time to time.

Claims shall have the meaning set forth in Section 11.1.

Code means the Internal Revenue Code of 1986, as amended.

Common Units shall have the meaning ascribed to such term in the Omnibus Agreement.

Confidential Information shall have the meaning set forth in Section 4.3(c).

Cure Period shall have the meaning set forth in Section 13.10(b)(i).

dispute shall have the meaning set forth in Section 13.10(a).

Emergency means the events described in Section 5.2(b).

Environmental Law or Environmental Laws means any and all applicable Laws pertaining to pollution, protection of human health or the environment, or workplace health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the

Attachment I – Page 2

Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and all similar applicable Laws of any Governmental Authority having jurisdiction over the Refinery or the Big West Refinery or their respective operations, and all amendments to such applicable Laws and all regulations implementing any of the foregoing.

Expenditure means a cost, expense or expenditure.

First Approved Annual Budget shall have the meaning set forth in Section 3.11(a).

Fiscal Year means each 12 month period beginning on the first day of February of a year and ending on January 31 of the following year; provided, the Fiscal Year hereunder shall begin on the date of this Agreement and shall end at the beginning of the first day of the following Fiscal Year; and further provided, the last Fiscal Year shall end at the expiration or termination of this Agreement.

Force Majeure Event means the following events, conditions and circumstances, and all similar events, conditions and circumstances of the kind enumerated herein, for which a Party is rendered, wholly or substantially, unable to perform its obligations hereunder, except in each case (i) to the extent any of the following is within the reasonable control of, could be sufficiently alleviated by the reasonable efforts of, or is caused by the gross negligence, breach or default of, the Party claiming the Force Majeure, and provided that, the Party claiming the Force Majeure takes all reasonable efforts to mitigate the effects of the Force Majeure and (ii) that changes in costs of goods and services (including amounts payable under the Related Agreements), changes in costs of regulatory or other compliance with Applicable Law, and the lack of finances do not constitute Force Majeure:

(a) any act of God or the public enemy, fire, explosion, perils of the sea, flood, unusually bad weather, drought, war, terrorism, national emergency, riot, sabotage or embargo, and any interruption of or delay in transportation, electrical or other utility shortage or blackout, or any inadequacy or shortage or failure or breakdown of supply of raw materials or equipment or mechanical breakdown or other production shutdown;

(b) any Labor Difficulties from whatever cause arising and whether or not the demands of the employees involved are within the power of the claiming Party to concede, including Labor Difficulties affecting transportation facilities, raw material supplies or services to the Big West Refinery or Refinery, which shall constitute events of Force Majeure to the extent that such Labor Difficulties affect a Party’s ability to perform its obligations hereunder; or

(c) compliance with any order, action, direction or request of any Governmental Authority or with any Applicable Law not brought about by any action or omission on the part of the Party claiming the Force Majeure.

GAAP means United States generally accepted accounting principles as in effect from time to time.

Attachment I – Page 3

GP means the general partner of the MLP.

Governmental Authority means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority of any foreign nation, the United States, or any other state that has or obtains jurisdiction over the matter in question, or any political subdivision thereof.

Indemnified Party shall have the meaning set forth in Section 11.3.

Indemnifying Party shall have the meaning set forth in Section 11.3.

Initial Term shall have the meaning set forth in Section 8.1.

Labor Difficulties means strikes and lockouts, both legal and illegal, and other forms of organized actions, howsoever called, by labor or other personnel to stop or significantly reduce or slow down work or production or to withdraw or withhold labor or services.

Lender means any Person providing financing with respect to the Refinery.

MLP means Big West Oil Partners, LP.

Month means calendar month.

Monthly Invoice shall have the meaning set forth in Section 5.1.

Omnibus Agreement means the Omnibus Agreement between Flying J Inc., Big West Oil, LLC, Big West GP, LLC, Big West Oil Partners, LP, Big West Oil Operating, LP, Big West Oil, LLC, dated of even date herewith, as the same may be amended.

Operating Expenses means all Expenditures that are treated as operating expenses by Big West in accordance with GAAP and Big West’s accounting procedures, in each case as consistently applied and as in effect from time to time.

Owner shall have the meaning set forth in the first paragraph of this Agreement.

Owner Group shall have the meaning set forth in Section 11.2.

Owner Indemnified Parties shall have the meaning set forth in Section 11.1.

Owner Representative shall have the meaning set forth in Section 2.2.

Party or Parties means any of the entities named in the first paragraph to this Agreement and any respective successors or assigns in accordance with the provisions of this Agreement.

Permit means all permits, licenses, franchises, authorities, consents, and approvals, as necessary under Applicable Laws, including Environmental Laws, for operating the Refinery.

Attachment I – Page 4

Person means any natural person, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, joint stock company, government or any agency or political subdivision thereof or any other entity.

Refinery means the units, equipment and facilities described on Schedule 1.

Refining Agreements mean (i) the Big West Refining Agreement and (ii) any other agreement between Owner and any Person whereby Owner agrees to process through the Refinery suitable feedstocks supplied by such Person.

Related Agreements means the Big West Refining Agreement, the Shared Services Agreement, this Agreement and the Site Lease Agreement.

Relevant Month shall have the meaning set forth in Section 5.1(a).

Renewal Term shall have the meaning set forth in Section 8.1.

Service Director shall have the meaning set forth in Section 2.3.

Service Provider shall have the meaning set forth in first paragraph.

Service Provider Group shall have the meaning set forth in Section 11.1.

Service Provider Indemnified Parties shall have the meaning set forth in Section 11.2.

Service Provider Representative shall have the meaning set forth in Section 2.4.

Services shall have the meaning set forth in Section 1.1.

Shared Services Agreement means the Shared Services Agreement between Big West Oil Operating, LP and Big West Oil, LLC, dated of even date herewith, as the same may be amended.

Site Lease Agreement means the Site Lease Agreement between Big West Oil Operating, LP and Big West Oil, LLC, dated of even date herewith, as the same may be amended.

Subject Services shall have the meaning set forth in Section 8.3.

Suspension Threshold shall have the meaning set forth in Section 3.5.

Term shall have the meaning set forth in Section 8.1.

Third Party Claim means a Claim asserted by a Person other than an Owner Indemnified Party or Service Provider Indemnified Party.

Attachment I – Page 5

2.0 Interpretation. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter; (b) references to Articles, Sections and Schedules refer to Articles, and Sections of, and Schedules attached to, this Agreement; (c) references to agreements refer to such agreements as amended from time to time; (d) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; (e) references to money refer to legal currency of the United States of America; and (f) the terms “includes” and “including” mean “including without limitation”.

Attachment I – Page 6

SCHEDULE 1

REFINERY

[Describe two units]

Schedule 1 – Page 1

SCHEDULE 2

DESCRIPTION OF SERVICES

The Services shall include the personnel, supplies, parts and materials necessary for the provision of the Services. Service Provider shall provide or cause to be provided the following Services in connection with the operation and maintenance of the Refinery, all in accordance with, and subject to, the requirements of this Agreement, including the following services by the Service Provider:

•

provide, or procure and manage, those services (including operation, maintenance, engineering and construction services) necessary for the operation of the Refinery and to maintain the Refinery in sound operating condition and good repair;

•	perform routine maintenance, preventative maintenance and capitalized repairs;

•	perform corrosion and inspection services,

•	submit the applications for, pursue the issuance of, and maintain in force, the environmental and other permits necessary for the operation of the Refinery;

•

prepare, sign and file, or cause to be prepared, signed and filed, the filings required to be filed by an operator of comparable manufacturing facilities with any Governmental Authority with respect to the Refinery or the operation thereof;

•

pay any existing or future ad valorem tax, and any existing or future sales tax, use tax, value added tax, environmental tax or other governmental charge or tax (other than taxes measured by income) levied or imposed on the Service Provider with respect to Services and prepare, deliver and maintain the required reports, valuations and statements with respect to such charges and taxes;

•	provide, or procure and manage, any raw materials, catalysts, additives, process chemicals and other supplies required for the operation of the Refinery;

•	produce Products;

•

use, store, handle, treat and, on Owner’s behalf and in Owner’s name, dispose of, in accordance with Applicable Law, the hazardous waste and other hazardous materials and nonhazardous waste made, used, processed, stored or generated in the operation of the Refinery;

•

maintain proper inventory control and counting procedures and read, maintain and calibrate metering devices and maintain proper records in respect of the feedstock, products and other raw materials, catalysts, process chemicals, supplies and fuel used in the operation of the Refinery;

Schedule 2 – Page 1

•

prepare and maintain accounting, statistical, production runs and other operational reports, special reports detailing any accident or other significant event and such other reports and records as are required by Applicable Law or as are customarily maintained by prudent operators for facilities similar to the Refinery, including, as applicable, the following information:

•	intakes and outturns of the Refinery;

•	Products production;

•	maintenance, including turnarounds;

•	scheduled and unscheduled shutdowns and other events reducing available time, space or other available use of the Refinery;

•	inventory feedstock, product and other raw materials, catalysts, additives, process chemicals and other supplies and fuel;

•	permit violations; and

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NOVs/NODs, and environmental releases or spills requiring the preparation, maintenance or submission of reports or records under any Environmental Laws or such other policy as Owner may specify in advance in writing or any other event materially affecting the environment, health and/or safety; and

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propose such capital projects to the Refinery as it may consider necessary or useful and provide, or procure the provision of, project assistance for capital projects to the Refinery as requested by Owner, including the development of project scope, plans, cost estimates, performance targets and other relevant information for capital projects that the Owner may reasonably request;

•	provide, or procure and manage, engineering, technical services, construction and installation work to the Refinery, including for capital projects;

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prepare and maintain periodic reviews and updates of facilities procedures manuals and other documentation and of appropriate rules, regulations, procedures and manuals for the protection of the environment, health and/or safety as required by Applicable Law and as would be customarily prepared and maintained by a prudent operator for facilities similar to the Refinery;

•	take such reasonable actions as to cause the warranties and guaranties from vendors, operators and contractors required by applicable contract or design specifications to be delivered and maintained;

Schedule 2 – Page 2

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maintain such quality certifications with respect to the Refinery as is necessary for the production of Products. In addition, if Owner shall require a quality certification for the Refinery to satisfy the requirements of a customer of any end use products, the Service Provider shall obtain and maintain such certification provided that to do so does not place excessive administrative or other burdens on the Service Provider and Owner pays all incremental costs of obtaining and maintaining such quality certification; and

•	perform laboratory testing procedures for the Refinery products required for process and quality control and to maintain compliance with specifications.

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provide general and administrative services such as accounting, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes and engineering that are similar to the services of such type previously provided by Service Provider in connection with its management and operation of the Refinery during the two year period prior to the Closing Date; provided that such services shall not include services with respect to matters for which Owner or the Partnership Entities (as defined in the Omnibus Agreement) have an obligation to indemnify Service Provider.

In the event that, subsequent to the date hereof, additional services are required to operate the Refinery that are not listed on this Schedule 2, Service Provider shall use commercially reasonable efforts to supply such additional services on a mutually agreeable pricing and other terms, whereupon such services shall be considered to be a Service for purposes of this Agreement.

Schedule 2 – Page 3

SCHEDULE 3

ACCOUNTING PROCEDURES

1.0	Statements and Billings. Service Provider shall bill Owner in accordance with Section 5.1(a) of this Agreement. If requested by Owner, Service Provider will promptly provide reasonably sufficient support for the Expenditures anticipated to be incurred for the following Month. Bills will be summarized by appropriate classifications indicative of the nature thereof and will be accompanied by such detail and supporting documentation as Owner may reasonably request.

2.0	Records. Service Provider shall maintain accurate books and records covering all of Service Provider’s performance of the Services.

3.0	Purchase of Materials. All material, equipment and supplies used or consumed at the Refinery will be owned by Owner and purchased or furnished for its account. So far as is reasonably practical and consistent with efficient, safe and economical operation as determined by Service Provider, only such material shall be obtained for the Refinery as may be required for immediate or near-term use, and the accumulation of surplus stock shall be avoided. To the extent reasonably possible, Service Provider shall take advantage of discounts available by early payments and pass such benefits (or an allocable portion thereof) on to Owner.

4.0	Accounting Principles.

(a)	Big West is part of an affiliated group of companies (the “Affiliated Group”) that as of the date of this Agreement are engaged in exploration and production of oil and gas; refining, transportation and marketing of petroleum products; and the provision of financial, insurance and technology products and services. Accounting, purchasing and risk management (among other functions and services) as of the date of this Agreement are managed or provided by Big West or one of its Affiliates to the Affiliated Group. The costs and expenses incurred by Big West or such Affiliate in managing or providing such functions and services are accrued on the books and records of Big West in accordance with GAAP and are allocated (where applicable) among the members of the Affiliated Group in accordance with GAAP (the “Accounting Principles”).

(b)	For purposes of this Schedule, Expenditures shall be classified as either “Refinery Only Expenditures” or “Other Expenditures”:

(i)	“Refinery Only Expenditures” shall be comprised of the Expenditures (Operating Expenses and Capital Expenditures) which are incurred solely in respect of the Refinery, Owner or Owner’s business. Refinery Only Expenditures shall include (without limitation) Taxes imposed on the Refinery or the operation thereof, the cost of employees, labor, materials, equipment, supplies, replacement parts, license and Permit fees and fees of accountants and other professionals, in case incurred solely in respect of the Refinery, Owner or Owner’s business.

Schedule 3 – Page 1

(ii)	“Other Expenditures” shall include all Expenditures (Operating Expenses and Capital Expenditures) other than Refinery Only Expenditures and shall include (without limitation) the cost of salary and benefits (excluding benefits under any long term incentive plan) of executive management of GP who are employees of Service Provider (allocated as provided below).

(c)	Service Provider shall apply the Accounting Principles in determining the Expenditures and in allocating the Other Expenditures among Owner and Big West or the other applicable members of the Affiliated Group. The Accounting Principles shall provide a mechanism for validating an Expenditure and all allocations of an Expenditure. If Owner believes that the determination or allocation of any Expenditure is inconsistent with the Accounting Principles, then Owner shall notify Service Provider in writing of the specific manner in which Owner regards such determination or allocation to be deficient or objectionable. Service Provider shall either correct or change such determination or allocation in accordance with Owner’s notice, or, if Service Provider disagrees with Owner’s notice, disputes shall be resolved in accordance with Section 13.10 of this Agreement. From time to time, Owner’s auditors and the Audit Committee of the GP may make reasonable suggestions on accounting relating to this Agreement, then the Service Provider will reasonably cooperate with Owner in addressing such changes; provided, the implementation of such suggestions shall be subject to the mutual agreement of Owner and Service Provider.

(d)	There shall be no duplication of charges for the same Expenditure. Likewise, no duplication of an Expenditure that has been charged to Owner under any other agreement between the Parties may occur.

Schedule 3 – Page 2

SCHEDULE 4

BIG WEST REFINERY

[description of Big West Refinery]

Schedule 4 – Page 1